Exhibit 23.8

Consent of Independent Auditors

The Board of Directors

Apple REIT Nine, Inc.

We consent to the use of our report dated January 6, 2009, with respect to the balance sheets of the Hampton Inn and Suites located in Pueblo, Colorado, as of December 31, 2007 and 2006, and the related statements of income, owner’s equity, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the post-effective amendment No. 7 to the Registration Statement on Form S-11 (No. 333-147414) of Apple REIT Nine, Inc. and related Prospectus.

/s/ KPMG LLP

Richmond, Virginia

February 25, 2010